Exhibit 3.1

The Commonwealth of Massachusetts

William Francis Galvin

Secretary of the Commonwealth

One Ashburton Place, Boston, Massachusetts 02108-1512

Articles of Amendment

(General Laws Chapter 156D, Section 10.06; 950 CMR 113.34)

(1)	Exact name of corporation: GTC Biotherapeutics, Inc.

(2)	Registered office address: 175 Crossing Boulevard, Framingham, MA 01702

(3)	These articles of amendment affect article(s): Article Fourth

(4)	Date adopted: May 20, 2009

(5)	Approved by:

(check appropriate box)

☐	the incorporators.

☐	the board of directors without shareholder approval and shareholder approval was not required.

☒	the board of directors and the shareholders in the manner required by law and the articles of organization.

(6)	State the article number and the text of the amendment. Unless contained in the text of the amendment, state the provisions for implementing the exchange, reclassification or cancellation of issued shares.

See Attachment A to Articles of Amendment

To change the number of shares and the par value, * if any, of any type, or to designate a class or series, of stock, or change a designation of class or series of stock, which the corporation is authorized to issue, complete the following:

Total authorized prior to amendment:

Total authorized after amendment:

WITHOUT PAR VALUE		WITH PAR VALUE
TYPE	NUMBER OF SHARES	TYPE	NUMBER OF SHARES	PAR VALUE

Total authorized after amendment:

WITHOUT PAR VALUE		WITH PAR VALUE
TYPE	NUMBER OF SHARES	TYPE	NUMBER OF SHARES	PAR VALUE

(7)	The amendment shall be effective at the time and on the date approved by the Division, unless a later effective date not more than 90 days from the date and time of filing is specified: May 26, 2009, 11:59 p.m.

*	G.L. Chapter 156D eliminates the concept of par value, however a corporation may specify par value in Article III. See G.L. Chapter 156D, Section 6.21, and the comments relative thereto.

Signed by:	/s/ Geoffrey F. Cox
(signature of authorized individual)

☒	Chairman of the board of directors,

☒	President,

☐	Other officer,

☐	Court-appointed fiduciary,

On this 26th day of May, 2009

COMMONWEALTH OF MASSACHUSETTS

William Francis Galvin

Secretary of the Commonwealth

One Ashburton Place, Boston, Massachusetts 02108-1512

Articles of Amendment

(General Laws Chapter 156D, Section 10.06; 950 CMR 113.34)

I hereby certify that upon examination of these articles of amendment, it appears that the provisions of the General Laws relative thereto have been complied with, and the filing fee in the amount of $             having been paid, said articles are deemed to have been filed with me this          day of         , 20         , at             a.m./p.m.

time

Effective date:
(must be within 90 days of date submitted)

WILLIAM FRANCIS GALVIN

Secretary of the Commonwealth

Filing fee: Minimum filing fee $100 per article amended, stock increases $100 per 100,000 shares, plus $100 for each additional 100,000 shares or any fraction thereof.

Examiner

Name approval	TO BE FILLED IN BY CORPORATION
Contact Information:
C
Jason Copeland, Edwards Angell Palmer & Dodge LLP
M

111 Huntington Avenue

Boston, MA 02199

Telephone: 617-239-0462

Email: jcopeland@eapdlaw.com

Upon filing, a copy of this filing will be available at www.sec.state.ma.us/cor. If the document is rejected, a copy of the rejection sheet and rejected document will be available in the rejected queue.

THE COMMONWEALTH OF MASSACHUSETTS

WILLIAM FRANCIS GALVIN

Secretary of the Commonwealth

One Ashburton Place, Boston, Massachusetts 02108-1512

Attachment A to Articles of Amendment

ARTICLE FOURTH of the Corporation’s Restated Articles of Organization shall be amended to include the following language as an introductory paragraph to Section 4.2:

“Effective as of May 26, 2009, at 11:59 PM (the “Effective Time”), every ten (10) shares of authorized Common Stock of the Corporation, $.01 par value per share (“Common Stock”), issued and outstanding shall be automatically combined into one (1) issued and outstanding share of Common Stock without any change in the par value of such shares. There shall be no fractional shares issued. In lieu of any fractional shares to which a stockholder of record would be entitled as a result of the combination, such stockholder shall be entitled to receive a cash amount equal to the closing sale price of the Common Stock, as reported in the Wall Street Journal on the last trading day immediately prior to the Effective Time (or if such price is not available, the average of the last bid and asked prices of the Common Stock on such day or such other price determined by the Board of Directors), multiplied by the fractional share amount. The combination shall not change the number of shares of Common Stock authorized for issuance by the Corporation.”

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